Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

The Procter & Gamble Company

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.250% Notes due 2026	Rule 457(r)	$713,245,000	99.837%	$712,082,410.65	0.00011020	$78,471.48
	Debt	3.250% Notes due 2031	Rule 457(r)	$713,245,000	99.753%	$711,483,284.85	0.00011020	$78,405.46

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—

	Total Offering Amounts					$1,423,565,695.50		$156,876.94

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$156,876.94

(1)        The U.S. dollar equivalent of the amount registered has been calculated using the exchange rate for April 21, 2023 of U.S. $1.0973 = EUR 1, as published by the Board of Governors of the Federal Reserve System in the H.10 Weekly Update for the week ended April 21, 2023.

(2)        The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of those offerings is $1,423,565,695.50.